12 June 2023	Our Ref: NL/ab/V0635-183475

Vale S.A.

Avenida Graça Aranha, No. 26, 17 Andar

20030-900 Rio de Janeiro

Brazil

Vale Overseas Limited

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman KY1-9005

Cayman Islands

Dear Sir or Madam

US$1,500,000,000 6.125% GUARANTEED NOTES DUE 2033

We have acted as Cayman Islands counsel to Vale Overseas Limited, a Cayman Islands company (the "Company"), in connection with the Company’s offering pursuant to the Registration Statement (as defined in Schedule 1) of its US$1,500,000,000 6.125% Guaranteed Notes due 2033 (the "Notes") pursuant to the Original Indenture (as defined in Schedule 1), as supplemented by the First Supplemental Indenture (as defined in Schedule 1). The Notes will be unconditionally guaranteed by the Guarantor (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon matters of fact or the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

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1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").
2.	The Company has full corporate power, authority and legal right to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents and the Notes.
3.	The execution of the Documents to which the Company is a party and the issue of the Notes have been duly authorised by the Company, and the Documents (other than the Global Note (as defined in Schedule 1)) have been duly executed by the Company. The Documents when delivered, and the Global Note when duly executed, authenticated and delivered, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.
4.	The issue of the Notes and the execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:
(a)	contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or
(b)	contravene the Memorandum and Articles (as defined in Schedule 1).

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement, and in the prospectus supplement related to the offering of the Notes, under the heading "Validity of the Notes" as counsel for the Company who have passed on the validity as to matters of Cayman Islands law of the securities being registered by the Registration Statement, and to the reference to this firm under the heading "Enforcement of Civil Liabilities – Cayman Islands" in the Base Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Cayman) LLP

Walkers (CAYMAN) LLP

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Schedule 1

LIST OF DOCUMENTS EXAMINED

5.	The Certificate of Incorporation dated 3 April 2001, Memorandum and Articles of Association as adopted on 6 March 2002 as amended pursuant to a special resolution dated 28 September 2020 (the "Memorandum and Articles"), Register of Members, Register of Directors, Register of Officers and Register of Mortgages and Charges, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together, the "Company Records").
6.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 9 June 2023.
7.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court's Office, George Town, Grand Cayman (the "Court Register"), as at 9.00 am Cayman Islands time on 9 June 2023 (the "Search Time").
8.	A copy of a Certificate of Good Standing dated 6 June 2023 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
9.	A copy of executed minutes of a meeting of the Board of Directors of the Company dated 7 May 2023 setting out the resolutions adopted at such meeting (the "Resolutions").
10.	A copy of the executed Power of Attorney given by the Company in favour of the attorneys named therein dated 8 June 2023 (the "Power of Attorney").
11.	Copies of the following documents:
(a)	an executed copy of the first supplemental indenture dated as of 12 June 2023 (the "First Supplemental Indenture") among the Company as issuer, Vale S.A. as guarantor (the "Guarantor") and The Bank of New York Mellon as trustee (the "Trustee"), supplementing the amended and restated indenture dated as of 4 August 2021 (the "Original Indenture") among the Company as issuer, the Guarantor and the Trustee;
(b)	an executed copy of the terms agreement dated 7 June 2023 among the Company as issuer, the Guarantor and the Underwriters (as defined therein) and the underwriting agreement basic provisions incorporated therein; and
(c)	the form of global securities relating to the Notes (the "Global Note").

The documents listed in paragraphs 7(a) to (c) above inclusive are collectively referred to in this opinion as the "Documents".

12.	The Registration Statement on Form F-3 (the "Registration Statement") issued by the Company and filed with the Securities and Exchange Commission (the "SEC") under the United States Securities Act of 1933 (the "Securities Act"), as filed on 25 April 2023 incorporating the base prospectus in respect of the continuing issue of debt securities of the Guarantor and the continuing issue of debt securities of the Company which are guaranteed by the Guarantor (the "Base Prospectus").

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13.	The preliminary prospectus supplement dated 7 June 2023 (the "Preliminary Prospectus Supplement") filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act and the related final prospectus supplement dated 7 June 2023 (the "Final Prospectus Supplement") filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act supplementing the Base Prospectus in relation to the issue of the Notes (the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement together constituting the "Offering Documents").

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents or the issue and offering of the Notes and, insofar as any obligation expressed to be incurred under the Documents or the Notes is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.
2.	The Documents and the Notes are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).
3.	The Documents and the Notes constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).
4.	The choice of the laws of the jurisdiction selected to govern each of the Documents and the Notes has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).
5.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Documents and the Notes outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents and the Notes have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.
6.	All conditions precedent, if any, contained in the Documents have been or will be satisfied or waived.
7.	The Board of Directors of the Company considers the execution of the Documents and the issue and offering of the Notes and the transactions contemplated thereby to be in the best interests of the Company.
8.	No disposition of property effected by the Documents or in respect of the Notes is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.
9.	The Company was on the date of execution of the Documents to which it is a party and issuance of the Notes able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Documents or the Notes is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents or the Notes the Company will be able to pay its debts as they become due from its own moneys.
10.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents, the certificates relating to the Notes and the Power of Attorney are genuine and are those of a person or persons given power to execute the Documents, the certificates relating to the Notes and the Power of Attorney under the Resolutions or any power of attorney given by the

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Company to execute such documents.  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.

11.	Any Document and the Power of Attorney were either executed as a single physical document (whether in counterpart or not) in full and final form or, where the Power of Attorney or any Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such document by, or on behalf of, the relevant person or otherwise with such person's express or implied authority.
12.	The Memorandum and Articles are the memorandum and articles of association of the Company and are in force at the date hereof.
13.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.
14.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.
15.	The Resolutions were duly adopted at a duly convened meeting of the Board of Directors and such meeting was held and conducted in accordance with the Memorandum and Articles.
16.	The Resolutions and the Power of Attorney remain in full force and effect and have not been revoked or varied.
17.	No resolution voluntarily to wind up the Company has been adopted by the members and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding up of the Company (if any) has in fact occurred.
18.	No amounts paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the performance of the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Act (as amended) (the "POCA") or terrorist property as defined in the POCA or the Terrorism Act (as amended) (the "Terrorism Act"), each of the Cayman Islands.
19.	As a matter of all relevant laws (other than the laws of the Cayman Islands) none of the Documents constitute a security interest.

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Schedule 3

QUALIFICATIONS

1.	The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Documents and the Notes are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;
(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;
(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;
(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;
(f)	to the extent that any provision of the Documents or the Notes is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Documents or the Notes that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;
(g)	to the extent that the performance of any obligation arising under the Documents or the Notes would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;
(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);
(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and
(j)	the effectiveness of terms in the Documents or the Notes excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

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2.	Cayman Islands stamp duty will be payable on any Document if it is executed in or brought to the Cayman Islands, or produced before a Court.
3.	A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.
4.	If any provision of the Documents or the Notes is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Courts notwithstanding any express provisions in this regard.
5.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (the "Companies Act"), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company's liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of that company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a "related party" of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.
6.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:
(a)	under section 146(2) of the Companies Act at the instance of the company's official liquidator; and
(b)	under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company's assets as the Court thinks proper.
8.	Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.
9.	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by the Order of His Majesty in Council.

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10.	Under the laws of the Cayman Islands, persons who are not party to a Document have no direct rights or obligations under such Document unless:
(a)	such Document expressly provides in writing that such persons may in their own right enforce a term of such Document under Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands;
(b)	they are persons acting pursuant to powers contained in a deed poll; or
(c)	they are beneficiaries under properly constituted trusts.
11.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.
12.	The Court Register may not reveal whether any out of court appointment of a liquidator or a receiver has occurred. The Court Register may not constitute a complete record of the proceedings before the Grand Court as at the Search Time including for the following reasons:
(a)	it may not reveal whether any documents filed subsequently to an originating process by which new causes of action and/or new parties are or may be added (including amended pleadings, counterclaims and third party notices) have been filed with the Grand Court;
(b)	it may not reveal any originating process (including a winding up petition) in respect of the Company in circumstances where the Court has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise);
(c)	it may not be updated every day;
(d)	documents (including a winding up petition and/or any other originating process) may have been removed from it, or may not have been placed on it, where an order has been made to that effect in a particular cause or matter;
(e)	it may not reveal any orders made ex parte on an urgent basis where the originating process is issued subsequently pursuant to an undertaking given to the Court at the time the order is made; and
(f)	we have relied on an electronic version of the Court Register made available by the Cayman Islands' Judicial Administration.
13.	We express no opinion upon the effectiveness of any clause of the Documents which provides that the terms of such Document may only be amended in writing.
14.	All powers of attorney granted by the Company in any of the Documents must be duly executed as deeds or under seal by persons authorised to do so:
(a)	if governed by the laws of the Cayman Islands; and/or

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(b)	in order for the donee of the power and certain third parties to benefit from certain provisions of the Powers of Attorney Act (as amended) of the Cayman Islands (the "Power of Attorney Act").
15.	All powers of attorney granted by the Company in the Documents which by their terms are expressed to be irrevocable are irrevocable pursuant to the provisions of the Power of Attorney Act only if:
(a)	executed as a deed or under seal by persons authorised to do so; and
(b)	given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

Where a power of attorney granted by the Company is expressed to be irrevocable and is given to secure:

(i)	a proprietary interest of the donee of the power; or
(ii)	the performance of an obligation owed to the donee,

then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked:

(i)	by the donor without the consent of the donee; or
(ii)	by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.
16.	Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the Courts, a Court may decline to accept jurisdiction in any matter where:
(a)	it determines that some other jurisdiction is a more appropriate or convenient forum;
(b)	another court of competent jurisdiction has made a determination in respect of the same matter; or
(c)	litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

17.	Where a document provides for an exclusive jurisdiction clause submitting to a jurisdiction of a court other than the Courts, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the Courts, the Court may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands:
(a)	decline to stay proceedings issued in contravention of such provision; or
(b)	grant leave to serve Cayman Islands proceedings out of the Cayman Islands.

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18.	If:
(a)	the performance of the Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Act) by concealment, by removal from the jurisdiction or by transfer to nominees; or
(b)	any party to the Documents:
(i)	by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Act) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:
(A)	in order to carry out an act of terrorism (as defined under the Terrorism Act);
(B)	by a terrorist (as defined under the Terrorism Act) to facilitate the first-mentioned person’s activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Act); or
(C)	by a terrorist organisation;
(ii)	uses property for the purposes of terrorism;
(iii)	possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;
(iv)	possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;
(v)	acquires property as a result of or in connection with acts of terrorism; or
(vi)	enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Act.

19.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Document that relies upon financial or numerical computation.